Fund name: Putnam California Tax Exempt Income Fund

Period end: 09/30/07

Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2007 Putnam Management
has assumed $1,233 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	Class A   78,521
		Class B    3,384
		Class C      726

72DD2	Class M      211


73A1		Class A   0.335216
		Class B   0.284878
		Class C   0.270786

73A2      Class M   0.311286


74U1		Class A   229,426
		Class B     9,475
		Class C     2,662

74U2		Class M       623


74V1		Class A      8.04
		Class B      8.04
		Class C      8.07

74V2		Class M      8.03



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.